SUBSIDIARIES OF INTERLINE RESOURCES CORPORATION


Interline Hydrocarbon, Inc.
     Subsidiaries:  Interline (UK) Limited (40% ownership)
                    Genesis Petroleum - Salt Lake City L.L.C. (26% ownership)

Interline Energy Services, Inc.
     Subidiaries:   Interline Crude Gathering Company
                    NRG Fuels, Inc.
                    Subsidiaries:  Interline Transportation Company

Gagon Mechanical Contractors, Inc.